Exhibit 5.1

Tel 713.758.2222  Fax 713.758.2346

March 25, 2019

Enviva Partners, LP

7200 Wisconsin Ave, Suite 1000

Bethesda, MD 20814

RE: Registered Direct Offering

Ladies and Gentlemen:

We have acted as counsel for Enviva Partners, LP, a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with a registered direct offering (the “Offering”) by the Partnership of up to 3,508,778 common units representing limited partner interests in the Partnership (the “Common Units”) to certain investors pursuant to certain subscription agreements (the “Subscription Agreements”) entered into by and between the Partnership and each investor in the Offering. We have participated in the preparation of a Prospectus Supplement dated March 21, 2019 (the “Prospectus Supplement”) and the Prospectus dated June 24, 2016 (the “Base Prospectus”) forming part of the Registration Statement on Form S-3 (No. 333-211136) (the “Registration Statement”). The Prospectus Supplement has been filed pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinions set forth below, we have examined and relied upon (i) the Delaware Revised Uniform Partnership Act (the “Delaware LP Act”), (ii) the Registration Statement, the Prospectus Supplement and the Base Prospectus, (iii) the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of May 4, 2015, (iv) the Certificate of Limited Partnership of the Partnership, (v) the Subscription Agreements, (vi) certain resolutions adopted by the board of directors of Enviva Partners GP, LLC, the general partner of the Partnership, approving and authorizing, among other things, the Registration Statement and other matters relating to the offering of the Units, and (vii) such other certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed.

Based upon and subject to the foregoing and the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Common Units are duly and validly authorized for issuance and, upon payment for and delivery of the Common Units, such Common Units will be validly issued, fully paid and non-assessable.

The opinions expressed herein are qualified in the following respects:

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Richmond Riyadh San Francisco Taipei Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

A.            We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine, and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

B.            This opinion is limited in all respects to federal laws, the Delaware LP Act and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and of the United States.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus Supplement and the Base Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.